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                                                                 Exhibit - 10.16

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of June 4, 1996 between NORCAL WASTE SYSTEMS, INC., a California corporation ("Employer"), and DONALD MORIEL ("Employee").

                  The parties agree as follows:

                  1. Employment.

                     1.1 Position.

                         (a) Employer hereby hires Employee as Employer's Chief
Operating Officer ("COO") and Employee hereby accepts such employment, all on the terms and conditions specified herein. Employee shall do and perform all services and acts reasonably necessary or advisable to fulfill the duties and responsibilities of such position.

                         (b) Employee shall be responsible and report to
Employer's Chief Executive Officer ("CEO"). Employee shall manage the day-to-day operations of Employer, with specific objectives including but not limited to the following:

                             (i) Margin improvement;

                             (ii) Maintaining and extending terms of existing
and acquired franchises and contracts;

                             (iii) Keeping all executive officers informed of
all material facts and developments concerning Employer's operations;

                             (iv) Hiring, firing, promoting, demoting and
discipline of non-managerial operations personnel, consistent with Employer's human resources and other policies;

                             (v) Participating as part of the Management
Committee, as designated by the Board of Directors (the "Board") from time to time in its discretion, in regard to operations-related decisions, including the hiring, firing, promoting, demoting and discipline of Employer's managerial employees;

                             (vi) Making regular reports on Employer's
operations to the CEO and, as requested by the CEO, to the Board, as well as making other special reports as required by the CEO and/or the Board;


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                             (vii) Training such persons as may be designated by
the CEO with respect to any or all aspects of Employer's operations, including a successor COO; and

                             (viii) Working with other executive officers of
Employer to ensure a smooth transition to a successor COO for Employer.

It is recognized and acknowledged that Employee's ability to achieve certain of the foregoing objectives may be subject to factors beyond Employee's control, including without limitation the availability of capital and decision-making by the CEO, the Management Committee, and the Board.

                         (c) Notwithstanding any other provision of this
Agreement, Employee's duties and responsibilities may be modified by Employer's CEO or Board from time to time.

                         (d) Employee agrees that in the event a successor COO
is employed by Norcal, Employee's title and responsibilities may be changed. Employee agrees that if and when a successor COO is employed by Norcal, Employee's title shall be changed to Vice President-Special Projects, Employee's basic salary (described in Paragraph 2.1 below) will not be reduced, and Employee's future bonuses, if any, will be at a level consistent with that of the COO of Employer. Employee's duties as Vice President-Special Projects will generally continue to be those described in Section 1.1 above, but only with respect to designated special projects. Employee further agrees to use his best efforts in training and orienting the new COO, and shall undertake such other duties as the CEO or new COO may assign to Employee from time to time.

                         (e) Employee's principal place of business for
rendering such services shall not be removed from the San Francisco Bay Area without Employee's prior consent; this restriction shall, however, be subject to Employee's reasonable business travel obligations in connection with his activities as Employer's COO.

                     1.2 Time and Effort.

                         (a) Subject to Paragraph 1.2(b) below, during his
employment, Employee shall devote his full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this Agreement.



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                         (b) Employee may pursue independent investment
opportunities, serve on boards of directors of non-competing companies, and provide services to others for de minimis levels of compensation, provided that any such activity does not materially interfere with Employee's duties under this Agreement.

                     1.3 Non-Competition with Employer. During his employment or during Employee's performance of any services as a consultant pursuant to Paragraph 3.5 below, Employee shall not, directly or indirectly, promote, participate, or engage in any activity or other business competitive with Employer's business.

                     1.4 Employment for Unspecified Term. This Agreement provides for employment for an unspecified term, commencing as of the date of this Agreement and continuing until terminated by either party, as specified in Paragraph 3.

                  2. Compensation and Benefits.

                     2.1 Basic Salary. Employer shall pay a basic salary to Employee at the rate of $275,000 per year, with $50,000 of such annual basic salary deferred pursuant to Section C of the Deferred Compensation and Stock Option Plan (the "Plan") being adopted by Employer simultaneously with the execution and delivery of this Agreement and attached hereto as Exhibit A. The remaining amount of such basic salary shall be payable in equal bi-weekly installments except as otherwise agreed between Employer and Employee, provided that no salary shall be due or payable during any period of unpaid leave, in accord with Employer's regular policies as they may exist or be changed from time to time. The basic salary shall be subject to periodic review and may be increased (but not reduced) by Employer in its sole discretion.

                     2.2 Bonus.

                         (a) Employee shall participate in the existing bonus
program, as more specifically set forth on Exhibit B.

                         (b) The Board of Directors, in its discretion, from
time to time may modify such bonus plan for any period after September 30, 1996. Employee shall be a participant in the Company's bonus program at a level consistent with his position and responsibilities with the Company.



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                         (c) The right to receive a full bonus with respect to a
fiscal year shall vest on the last day of such fiscal year, subject to the determination of the final bonus amount in accordance with the bonus plan then in effect, whether or not Employee is employed by the Company on the date scheduled for payment thereof.

                         (d) If Employee's employment is terminated without
Cause (as defined in Paragraph 4.1 below) or because of death, Disability (as defined in Paragraph 4.2 below) or retirement, Employee shall have a right to receive a bonus for the current fiscal year on a pro rata basis, based upon the number of days during such fiscal year that Employee was an employee of Employer; provided, however, that such determination will not be made and the bonus therefore will not be paid until the financial results for the Company for the entire fiscal year are available and bonus amounts are determined.

                    2.3  Benefits.

                         (a) (i) During his employment, Employee shall be
entitled to receive all other benefits of employment generally available to Employer's other executive and managerial employees of similar level when and as he becomes eligible for them (so long as, and to the extent that, Employer continues to provide these benefits), including life insurance of $500,000, and medical, dental, vision and disability insurance in accordance with Employer's plans as they exist from time to time.

                             (ii) After his employment, Employee may convert his
then-existing life insurance (including amounts purchased by Employer or supplemental amounts purchased by Employee) to an individual insurance policy upon such terms as may then be permitted by the life insurance carrier.

                         (b) During the term of this Agreement, Employer shall
provide Employee with an automobile of comparable quality provided to other executives of Employer. In the alternative, at Employer's election, Employer will provide Employee an automobile allowance of the same amount provided to other executives of Employer (which would currently be $600 per month), payable on the first day of each month. Employer will provide parking for Employee or reimburse Employee for Employee's parking related expenses.

                         (c) Employee shall also be entitled to annual vacation
which will accrue at the rate of the greater of five weeks per annum or such amount consistent with Employer's executive practice, subject to accrual maximums


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now or hereafter set by Employer's policies, but in no event shall the accrual maximum for Employee be less than four weeks. Employer acknowledges that Employee has accrued 1096 vacation hours through May 31, 1996, 50% of which may be paid out at any time Employee so changes, and 50% of which may be paid out at any time after December 31, 1996.

                     2.4 Stock Options. Pursuant to the Plan, Employer is granting Employee a nonqualified stock option to purchase 300,000 shares of Employer's common stock pursuant to the terms and conditions set forth in such Plan.

                     2.5 Business Expenses. During Employee's employment, Employer shall reimburse Employee for reasonable out-of-pocket expenses incurred in connection with Employer's business, including travel and entertainment expenses, food, and lodging while away from home, subject to such policies as Employer may from time to time establish for its employees.

                     2.6 Withholding. All amounts indicated above are before any required withholding for taxes. Employer may withhold from any and all payments, compensation or other remuneration paid to Employee such amounts as Employer believes it is required to withhold under any federal, state, local or foreign law, rule or regulation.

                  3. Termination.

                     3.1 Termination by Either Party. Either party may terminate this Agreement, for any reason, with or without Cause, upon at least 90 days written notice to the other, except as provided in Paragraphs 3.2 and 3.3 below.

                     3.2 Termination for Cause. In the event Employer terminates Employee's employment for Cause (as defined in Paragraph 4.1), then Employee shall be entitled to no severance benefits, and termination may be made effective immediately, without previous notice, in the discretion of Employer. In the event of such termination, Employer will provide Employee with immediate written notice of termination. Notwithstanding the foregoing, Employee shall remain entitled to the retirement annuity described in Section D of the Plan (the "Retirement Annuity").

                     3.3 Termination by Death or Disability. This Agreement will terminate automatically upon Employee's death or Disability (as defined in Paragraph 4.2), in which case Employee or his estate will be entitled only to compensation earned through the date of such death or Disability, including the Retirement Annuity in the case of Disability.



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                     3.4 Termination Without Cause; Severance Benefits.

                         (a) Employee will be entitled to the severance benefits
described in Paragraph 3.4(b) below in the event Employer terminates Employee's employment without Cause and Employee signs a release of all claims substantially similar to Paragraph 7 below.

                         (b) Employee's severance benefits will consist of the
following:

                             (i) Until the earlier of 18 months after his
employment termination or May 27, 1999 (the date when Employee turns 65), Employee will be entitled to income continuation in an amount equal to Employee's Average Annual Compensation (as defined in Paragraph 4.3 below). The income continuation will be payable bi-weekly, commencing on the regular payday following the first full pay period after the date of termination.

                             (ii) If Employee elects to receive continuation of
benefits offered pursuant to COBRA, as specified in the COBRA notice he is entitled to receive as a terminated employee, then Employer will reimburse Employee for the cost of up to the first 18 months of COBRA expenses. Nothing herein shall obligate Employer either to provide or pay for health or other insurance coverage to Employee after the date of his termination, except as may be required by COBRA and except as Employee may be qualified to receive pursuant to the provisions of COBRA. In addition, Employer will pay for health and dental insurance for Employee's wife and two children as follows: (A) Employer will pay for each child as long as such child is unmarried and under age 19 (or under age 23 if enrolled as a full-time student); and (B) Employer will pay for Employee's wife until Employee and his wife are legally separated or until Employer is no longer obligated to pay for either child's insurance pursuant to clause (A) above.

                             (iii) Employer shall reimburse Employee for up to
$5,000 for Employee's reasonable legal fees and expenses incurred in negotiating and documenting his severance arrangements with Employer.

                     3.5 Termination by Retirement.

                         (a) Employee agrees to retire on May 27, 1999, when
Employee attains age 65.

                         (b) In consideration of Employee's agreement to retire
at age 65, Employer has adopted the Plan,


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which generally supplements Employee's existing pension benefits (which are expected to be approximately $11,000 per year at the time of retirement), so that Employee receives the Retirement Annuity in the aggregate amount of $50,000 per year, as further described in the Plan.

                         (c) Upon the Employee's retirement from Employer at age
65, Employer will enter into a consulting agreement with Employee whereby (i) Employer will pay Employee $100 per hour for consulting services in the San Francisco Bay Area on an as-needed basis (but no more than 20 hours in any week unless agreed to by Employee) for five years after such retirement, with a minimum annual payment of $50,000 per year, and (ii) Employee will not, directly or indirectly, promote, participate, or engage in any activity or other business competitive with Employer's business. Employer acknowledges that Employee's consulting services will be subject to his reasonable availability and that Employee plans to take at least six weeks of vacation per year after his retirement.

                     4. Definitions. As used herein, the terms below are defined as follows:

                        4.1 Cause. Cause is defined as (a) any violation by Employee of Employer's written policies as they may exist from time to time prohibiting discrimination in the workplace, including prohibition of harassment, on the ground of race, sex, age or any other legally prohibited basis; (b) any state, federal or other felony conviction, including but not limited to entry of a plea of nolo contendere upon a felony criminal charge; (c) the commission by Employee of any material act of dishonesty; (d) any breach of this Agreement, including but not limited to (i) any material failure to perform the responsibilities of his position as described in Paragraph 1.1, the negligent performance of such responsibilities (provided that Employee receives written notice from the Company of such negligent performance and an opportunity to cure such problems, if such problems can be cured), or the refusal to follow the legal directives of Employer's CEO or the Board that are within the scope of the responsibilities of Employee's position as described in Paragraph 1.1 or
(ii) the intentional or negligent failure of Employee to abide by the covenants set forth in Paragraphs 5 and 6 below; or (e) acts that in any way have a direct, substantial and adverse effect on Employer's reputation.

                         4.2 Disability. Disability is defined as a physical or
mental disability which renders Employee unable to perform substantially all the responsibilities required of him by this Agreement for 120 consecutive days, or for 180 non-consecutive days over a period of 24 months or less. The


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existence of such Disability shall be determined by a physician or physicians of
Employer's choosing.


                         4.3 Average Annual Compensation. Average Annual
Compensation is defined as the average annual amount of Employee's salary (including deferred compensation) and actual (as opposed to target) bonus, determined as follows depending upon when the employment termination occurs:

     Employment                             Determination of
  Termination Date                     Average Annual Compensation
  ----------------                     ---------------------------

Before 10/1/96                   Annualized salary and bonus for FY `96

10/1/96 to 9/30/97               Average of (i) annualized salary and
                                 bonus for FY `96, and (ii) annualized
                                 salary and bonus for FY `97.

10/1/97 to 9/30/98               Average of (i) salary and bonus for FY
                                 `97 and (ii) annualized salary and
                                 bonus for FY `98.

10/1/98 and after                Average salary and bonus for the two
                                 preceding fiscal years.


                  5. Trade Secrets and Confidential Information.

                     5.1 Confidential Information. Employee hereby acknowledges that in order to perform Employee's duties as an employee of Employer, Employee has received, and will in the future be given access to, certain confidential, secret and proprietary information in the form of records, data, specifications, formulas, technology, inventions, devices, products, methods, know-how, processes, financial data, customer and/or vendor information and practices, customer lists, marketing methods, cost information, employee information and trade secrets (collectively, "Confidential Information") developed and owned by Employer concerning the business, products and/or services of Employer.

                     5.2 Non-Disclosure. Except as otherwise specifically provided herein, Employee will not, directly or indirectly, disclose, or cause or permit to be disclosed, to any person or to any entity whatsoever any Confidential Information acquired pursuant to Employee's employment with Employer (whether acquired prior to or subsequent to the execution of this Agreement).

                     5.3 Permitted Disclosure. Employee may disclose the Confidential Information only to the extent reasonably necessary and required in the discharge of Employee's duties as an employee of Employer.


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                     5.4 Duplication. Employee shall not, without the prior
written consent of Employer, or except in connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, duplicate, or cause or permit to be duplicated, any material (including, without limitation, written, typed, or printed material, or material embodied in other forms including embodiment on computer discs and tapes) included in the Confidential Information covered hereby.

                     5.5 Restricted Use. Except as specifically provided herein or except in connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, Employee will not, directly or indirectly, use, or permit to be used, at any time or in any manner whatsoever, any Confidential Information acquired pursuant to Employee's employment with Employer. Employee shall not at any time or in any manner, except with the prior written consent of Employer or except in connection with Employee performing the responsibilities of Employee's position as described in Paragraph 1.1, or as required by law, publish, disclose or use for Employee's own benefit (or authorize anyone else to publish, disclose or make use of), any Confidential Information unless and until such Confidential Information shall cease to be secret as evidenced by general public knowledge.

                     5.6 Return of Information. Employee will immediately, upon the request of Employer, return to Employer all originals, copies or other embodiments of any Confidential Information received under this Agreement or otherwise. Employee will not retain, or cause or permit to be retained, any copies or other embodiments of the materials so returned.

                     5.7 Remedies. The parties stipulate that as between them the Confidential Information consists of important, material and confidential trade secrets (except to the extent that such information either is or becomes published or is or becomes a matter of public knowledge through no wrongful action of Employee). The parties further agree that the remedy at law for any breach of this Article 5 would be inadequate and that, in addition to any other remedies Employer may have, Employer shall be entitled to temporary or permanent injunctive relief without the necessity of proving actual damages. Notwithstanding the preceding sentence, the parties further agree it is foreseeable that the breach by Employee of this Agreement may result in substantial loss of profits or other damages to Employer and that, in addition to any other remedies Employer may have, Employer shall be entitled to monetary damages upon proof. No right or remedy herein conferred on or reserved to


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Employer is intended to be exclusive of any other remedy or right, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                     5.8 Books and Records. All books, records and other documents relating to the business and customer accounts of Employer, whether prepared by Employee or otherwise coming into his possession, shall be and remain the exclusive property of Employer, and Employee shall not, during the term of this Agreement or thereafter, directly or indirectly, assert any interests or property rights therein. Upon termination of this Agreement, all books, records, other documents, and all copies thereof shall immediately be returned to Employer.

                     5.9 Solicitation of Customers. During the term of this Agreement (including the time Employee is a consultant to Employer), and for 12 months thereafter, Employee will not, without the prior written consent of Employer, directly or indirectly disclose to any person, the names or addresses of any of Employer's customers, clients and other business associates or any other information pertaining to them, or call on, solicit or take away any of Employer's customers, clients or other business associates, either for the Employee or for any other person.

                     5.10 Solicitation of Employees and Others. During the term of this Agreement (including the time Employee is a consultant to Employer), and for 12 months thereafter, Employee will not, without the prior written consent of Employer, directly or indirectly seek to persuade any director, officer or employee of Employer to discontinue his or her position with such entity or to become employed or engaged in any activity competitive with the business of Employer.

                     5.11 Scope of Covenants. Each of the covenants of Employee contained in this Article 5 shall be construed as a separate and independent covenant covering the respective subject matter of the covenant in each of the separate counties in each of the states of the United States of America and each country of the world. To the extent that any covenant shall be determined to be judicially unenforceable in any one or more county, state or country, that covenant shall not be affected with respect to every other county, state or country, each covenant being construed as severable and independent.

                     5.12 Term. Each of the covenants of Employee contained in this Article 5 shall survive the termination of


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this Agreement for a period of one year, regardless of the reason for such termination.

                     6. Covenants. Employee covenants and agrees that unless approved in advance expressly in writing by the CEO or the Board, during the term of his employment and/or during the term of any consulting arrangement with Employer, Employee shall not engage in:

                        (a) Any direct or indirect communication in which Employee expressly or impliedly makes any statement or conveys any information derogatory of Norcal.

                        (b) Any direct or indirect communication with anyone for the purpose of, or on the subject of, procuring, assisting, defeating or identifying any possible transaction in which a substantial amount of the assets of Norcal might be acquired.

                        (c) Any direct or indirect communication with, or disclosure to, anyone of Norcal's interest, if any, in pursuing discussions regarding a potential acquisition, or of the terms, conditions or other facts with respect to any such possible acquisition or financing.

                        (d) Any direct or indirect communication with any investment banker, or other potential acquisition or financing intermediary regarding Norcal.

                        (e) Any direct or indirect disclosure of any information regarding the business or operations of Norcal, including but not limited to confidential financial, customer, or personnel information, except as expressly permitted by the CEO and to the extent such disclosure can be made without violation of the trade/secret proprietary information provisions in Paragraph 5 above.

                        (f) Entering into any arrangement, agreement or understanding, without the prior written approval of CEO, which materially affects Norcal including but not limited to:

                            (i) Hiring or firing of managerial employees,
consultants, advisers or agents, except as a member of the Management Committee (as defined above in Paragraph 1.1 above).

                            (ii) Entering into or termination of material
contracts.

                            (iii) Operations planning, including strategic
planning.



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                            (iv) Pursuit of business development opportunities.

                  7. Release of All Claims.

                     (a) In consideration of this new employment agreement, Employee, on behalf of himself, his spouse, his heirs, executors, administrators, successors and assigns, does hereby voluntarily and on the conditions and terms that are specified in this Agreement, release and forever discharge Employer from any and all claims, demands, actions and causes of action of any and every sort whatever, whether known or unknown, arising out of any sort whatsoever from the beginning of time up to and including the date of this Agreement.

                     (b) Notwithstanding the provisions of Section 1542 of the California Civil Code, and for the purpose of implementing a full and complete release of all claims, Employee expressly acknowledges that this release is intended to, and does include, without limitation, all claims, including claims not known or suspected to exist at the time of execution of this Agreement. This Agreement contemplates the complete extinction of all claims. This release of all claims includes, without limitation, any potential claim under the Age Discrimination in Employment Act, the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, any claim for breach of contract or breach of covenant of good faith and fair dealing, as well as any other claim, whether known or unknown, arising by any reason up to the date of this Agreement. Employee acknowledges that he has a right to have this Agreement reviewed by counsel prior to signing it and that the Employee has had an opportunity to consult with counsel, if he chooses to do so. Employee waives all rights under section 1542 of the California Civil Code, which states as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Being fully informed of this provision of the Civil Code, Employee agrees to waive any rights under that Section, and agrees that this Release extends to all claims that he might have against Employer.



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                     (c) Employee acknowledges that he was provided this
Agreement at least 21 days before the date Employee and Employer are obliged to sign this Agreement. Employee further acknowledges and agrees that he was, and hereby is, advised in writing to consider the terms of this Agreement and to consult with any attorney of his choice prior to executing this Agreement. Employee agrees that he is aware of the contents and significance of all the provisions of this Agreement and that he has decided to enter into it voluntarily.

                     (d) For seven days after this Agreement is signed by Employee, Employee may revoke this Agreement. Employee and Employer agree that this Agreement shall not become effective or enforceable until the seven-day period has ended. After the seven-day period has ended, if the Employee has not revoked this Agreement, the Employer will begin making the payments set forth above.

                     (e) Employee understands that this Agreement is a binding contract that shall bar all litigation, claims and demands of every kind by the Employee against Employer as provided above, and that all such claims are fully and finally settled, compromised and released.

                     (f) Employee represents that he has not instituted any litigation in any form against Employer; that he has no basis at this time to raise any claims; that to the extent any such claims exist, he will dismiss all such claims with prejudice; and that he will not continue or institute any legal, equitable, administrative or other proceeding against Employer relating to any conduct or matter that occurred prior or contemporaneously with the execution of this Agreement.

                  8. Miscellaneous.

                     8.1 Notice. All notices, requests and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given (a) upon receipt, if given by personal delivery, (b) upon delivery, if given by electronic facsimile, and (c) upon the third business day following mailing, if mailed by deposit in the United States mail, with certification and postal charges prepaid, addressed as follows:



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                           If to Employer:

                                    Norcal Waste Systems, Inc.
                                    5 Thomas Mellon Circle
                                    San Francisco, California  94134
                                    Attn: President and Chief Executive
                                     Officer
                                    Fax: (415) 330-1124

                           If to Employee:

                                    Donald Moriel
                                    44884 South El Macero Drive
                                    El Macero, CA 95618

                           8.2      Delegation of Duties.  Employee may not
delegate the services and obligations he is required to perform under this Agreement. Any attempt by Employee to delegate his duties hereunder shall be null and void.

                           8.3      Amendment.  This Agreement may be modified
or amended only by and to the extent of the written agreement of Employer and Employee.

                           8.4      Previous Agreements.  This Agreement and
the Stock Option Agreement contain the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment or consulting agreements, whether or not fully performed before the date of this Agreement.

                           8.5      Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of California.

                           8.6      Section Headings.  The various section
headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.

                           8.7      Severability.  If any provision of this
Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision will be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid, legal and enforceable; if such provision cannot be amended as provided above, it will be stricken and the remainder of this Agreement will remain in full force and effect.

                           8.8      Cumulative Remedies.  No right or remedy
herein conferred on or reserved to either party is intended


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to be exclusive of any other right or remedy, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                           8.9      Arbitration.  Except with respect to a
claim for equitable relief, any controversy or claim arising out of, or relating to, this Agreement, or the making, performing or interpretation thereof, shall be settled by arbitration according to the following rules: (a) arbitration will be held in San Francisco, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; (b) the arbitration will be conducted by a single arbitrator with at least 15 years of experience in an industry related to that of the Employer; in the absence of mutual agreement on a single arbitrator, each relevant party to the arbitration will submit three names of proposed arbitrators to the Presiding Judge of the San Francisco Superior Court who will be petitioned to select one person to serve as the arbitrator; (c) the arbitration will be conducted in an expedited manner, designed to preserve the confidentiality of the dispute; (d) the decision of the arbitrator will be final and binding in the absence of manifest fraud; and (e) each party to the dispute will share equally the fees and expenses of the arbitrator, and each party will bear its own costs.

                           8.10     Waiver.  Waiver of any default or breach
of this Agreement or of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach.

                           8.11     Employer.  As used in Paragraphs 4.1, 5.1
through 5.12, 6(a) through (f), 7 and 8.4, "Norcal" or "Employer" shall include Norcal Waste Systems, Inc., a California corporation, and its subsidiaries, affiliated companies, officers, directors, managers, employees, agents, attorneys, consultants, advisors, representatives and assigns.

                           8.12     Legal Expenses.  Employer shall reimburse
Employee up to $10,000 for Employee's reasonable legal fees and expenses in negotiating and documenting this Agreement and the Plan.

                  IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement.

                                       EMPLOYER:

                                       NORCAL WASTE SYSTEMS, INC.



                                       By: /s/ Michael J. Sangiacomo
                                          ------------------------------------
                                              Michael J. Sangiacomo
                                              President and Chief
                                              Executive Officer

                                       EMPLOYEE:

                                           /s/ Donald Moriel
                                          ------------------------------------
                                                  DONALD MORIEL

                                  Exhibit A

                           Norcal Waste Systems, Inc.

                 Deferred Compensation and Stock Option Plan

                                    EXHIBIT B

                           NORCAL WASTE SYSTEMS, INC.

                         SHORT-TERM INCENTIVE BONUS PLAN






                                       B-1